SUBSCRIPTION AGREEMENT

This Subscription Agreement is hereby made as of the 5th day of April, 2012, by and between Private Advisors Alternative Strategies Fund, a Delaware statutory trust (“Trust”) and New York Life Investment Management Holdings LLC (“Subscriber”).

WHEREAS, the Trust has been formed for the purpose of conducting, operating and carrying on the business of a closed-end management investment company registered under the Investment Company Act of 1940 Act, as amended (“1940 Act”); and

WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities, unless certain other arrangements have been made; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, 100 shares of beneficial interest of the Trust (“Shares”), for a purchase price of $1,000 per Share

NOW, THEREFORE, the Trust and the Subscriber agree as follows:

1.	The Subscriber subscribes for and agrees to purchase from the Trust the Shares for a purchase price of $1,000 per Share and an aggregate purchase price of $100,000.00. Subscriber agrees to make payment for the Shares at such time as demand for payment may be made by an officer of the Trust.

2.	The Trust agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the aggregate purchase price.

3.	The Subscriber represents and warrants to the Trust that it is acquiring the Shares for investment purposes only, and acknowledges that the shares will be “restricted securities” as defined in Rule l44 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “1933 Act”) and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available.

4.	The Subscriber acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the Shares. The Subscriber also acknowledges that it is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the "1933 Act").

5.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the Trust and the Subscriber have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND

By:	/s/ Stephen P. Fisher

Name:	Stephen P. Fisher

Title:	President

NEW YORK LIFE INVESTMENT MANAGEMENT HOLDINGS LLC

By:	/s/ Yie-Hsin Hung

Name:	Yie-Hsin Hung

Title:	Executive Vice President